Exhibit 99.1

Brookdale Announces Fourth Quarter and Full Year 2023 Results

Nashville, Tenn., February 20, 2024 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter and full year ended December 31, 2023.

HIGHLIGHTS

•Full-year same community weighted average occupancy grew 190 basis points over the prior year; while same community revenue per available unit (RevPAR) and revenue per occupied unit (RevPOR) increased 11.4% and 8.6%, respectively.
•Full-year same community operating income grew 25.9% compared to the prior year; when excluding government grants and credits, same community adjusted operating income grew 43.4%.
•Full-year net cash provided by operating activities increased $160 million and Adjusted Free Cash Flow improved by $154 million, or 76.3%, compared to the prior year.

“We started 2023 with clear goals and an intense focus on execution. Through focus and determination, we achieved strong results, while always prioritizing the health and well-being of our residents and associates,” said Lucinda ("Cindy") Baier, Brookdale’s President and CEO. "The year included many positive accomplishments, with more residents choosing to call Brookdale home and significant operational and financial improvements. Our efforts in 2023 lay a solid foundation for continued success in 2024, further recovery from the impact of the pandemic, and continued value creation for all of our stakeholders. As we look forward to the future, I remain incredibly grateful for our residents, our associates, and our shareholders.”

SUMMARY OF FOURTH QUARTER FINANCIAL RESULTS

Consolidated summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	4Q 2023	4Q 2022	Amount	Percent	3Q 2023	Amount	Percent
Resident fee revenue	$716.6	$657.9	$58.7	8.9%	$717.1	$(0.5)	(0.1)%
Facility operating expense	530.5	531.7	(1.2)	(0.2)%	537.4	(6.9)	(1.3)%
Cash facility operating lease payments	64.5	50.4	14.1	28.0%	64.6	(0.1)	(0.1)%
Net income (loss)	(91.2)	(25.7)	65.5	NM	(48.8)	42.4	86.8%
Adjusted EBITDA (1)	85.3	46.6	38.7	83.2%	80.2	5.1	6.4%

RevPAR	$4,619	$4,199	$420	10.0%	$4,596	$23	0.5%
Weighted average occupancy	78.4%	77.1%	130 bps	n/a	77.6%	80 bps	n/a
RevPOR	$5,889	$5,446	$443	8.1%	$5,919	$(30)	(0.5)%

(1)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

Same community(2) summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	4Q 2023	4Q 2022	Amount	Percent	3Q 2023	Amount	Percent
Resident fee revenue	$695.0	$632.6	$62.4	9.9%	$692.2	$2.8	0.4%
Facility operating expense	$512.6	$499.8	$12.8	2.5%	$516.0	$(3.4)	(0.7)%
RevPAR	$4,615	$4,200	$415	9.9%	$4,595	$20	0.4%
Weighted average occupancy	78.6%	77.3%	130 bps	n/a	77.9%	70 bps	n/a
RevPOR	$5,873	$5,434	$439	8.1%	$5,901	$(28)	(0.5)%

(2)    The same community senior housing portfolio includes operating results and data for 612 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

Recent consolidated occupancy trend:

	2022
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	73.4%	73.3%	73.6%	73.9%	74.6%	75.2%	75.9%	76.4%	76.9%	77.2%	77.0%	77.0%
Month end	74.2%	74.4%	75.0%	75.3%	76.2%	76.6%	77.1%	77.9%	78.4%	78.2%	78.1%	78.1%

	2023												2024
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Weighted average	76.6%	76.3%	76.1%	76.2%	76.6%	76.8%	77.1%	77.6%	78.2%	78.6%	78.4%	78.3%	78.0%
Month end	77.6%	77.4%	77.6%	77.6%	78.1%	78.2%	78.5%	79.3%	79.7%	79.5%	79.6%	79.3%	79.3%

OVERVIEW OF FOURTH QUARTER RESULTS

•Resident fee revenue.
•4Q 2023 vs 4Q 2022:
◦Resident fees increased primarily due to the increases in RevPOR and occupancy, partially offset by the disposition of 20 communities, primarily through lease terminations, since the beginning of the prior year period, which resulted in $6.9 million less in resident fee revenue during the fourth quarter of 2023.
◦The increase in RevPOR was primarily the result of rate increases.
◦The increase in occupancy primarily reflects the impact of the Company's execution on key initiatives to rebuild occupancy lost due to the COVID-19 pandemic.
•4Q 2023 vs 3Q 2023: Resident fees decreased primarily due to the disposition of 19 communities since the beginning of the prior quarter, which resulted in $4.0 million less in resident fees during the fourth quarter of 2023, partially offset by an increase in occupancy.

•Facility operating expense.
•4Q 2023 vs 4Q 2022: The decrease in facility operating expense was primarily due to a decrease in natural disaster expense as a result of expenses incurred in the prior year period for Hurricane Ian and Winter Storm Elliott and the disposition of 20 communities since the beginning of the prior year period, which resulted in $7.2 million less in facility operating expense during the fourth quarter of 2023. These decreases were partially offset by the increase in same community facility operating expense which was primarily due to broad inflationary pressure and increased costs with higher occupancy, partially offset by a decrease in the use of premium labor, primarily contract labor, as the Company's associate turnover has declined from the prior year period.
•4Q 2023 vs 3Q 2023: The decrease in facility operating expense was primarily due to the disposition of 19 communities, which resulted in $4.1 million less in facility operating expense during the fourth quarter of 2023, and seasonal decreases in advertising and utilities costs.

•Cash facility operating lease payments: The increase compared to the fourth quarter of 2022 was primarily attributable to a change in the classification of lease payments as a result of lease amendments subsequent to the beginning of the prior year period.

•Net income (loss).
•4Q 2023 vs 4Q 2022: The increase in net loss was primarily attributable to a $73.9 million non-cash gain on sale of communities recognized in the fourth quarter of 2022 for the amendment of leases for 16 communities as well as an increase of $18.7 million in asset impairment expense and an increase in provision for income taxes compared to the prior year period, partially offset by the increase in resident fee revenue compared to the prior year period.
•4Q 2023 vs 3Q 2023: The increase in net loss was primarily attributable to a $21.9 million increase in asset impairment expense, an increase in provision for income taxes, and a decrease in property and casualty insurance income compared to the prior period, partially offset by the decrease in facility operating expense compared to the prior period.

•Adjusted EBITDA.
•4Q 2023 vs 4Q 2022: The increase in Adjusted EBITDA was primarily attributable to the increase in resident fee revenue, partially offset by the change in classification of $12.8 million of lease payments for 51 communities as cash facility operating lease payments as a result of lease amendments subsequent to the beginning of the prior year period.
•4Q 2023 vs 3Q 2023: The increase in Adjusted EBITDA was primarily attributable to the seasonal decrease in same community facility operating expense and an increase in same community resident fee revenue compared to the prior period.

FULL YEAR RESULTS

Consolidated summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2023	2022	Amount	Percent
Resident fee revenue	$2,857.3	$2,585.5	$271.8	10.5%
Other operating income	9.1	80.5	(71.4)	(88.7)%
Facility operating expense	2,129.8	2,083.6	46.2	2.2%
Cash facility operating lease payments	248.1	200.2	47.9	24.0%
Net income (loss)	(189.1)	(238.3)	(49.2)	(20.7)%
Adjusted EBITDA (1)	335.5	241.3	94.2	39.1%

RevPAR	$4,577	$4,113	$464	11.3%
Weighted average occupancy	77.2%	75.4%	180 bps	n/a
RevPOR	$5,927	$5,457	$470	8.6%

Same community(2) summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2023	2022	Amount	Percent
Resident fee revenue	$2,758.6	$2,476.6	$282.0	11.4%
Other operating income	$8.7	$76.3	$(67.6)	(88.6)%
Facility operating expense	$2,044.0	$1,978.3	$65.7	3.3%
RevPAR	$4,579	$4,110	$469	11.4%
Weighted average occupancy	77.4%	75.5%	190 bps	n/a
RevPOR	$5,912	$5,443	$469	8.6%

LIQUIDITY

			Year-Over-Year Increase / (Decrease)		Sequential Increase / (Decrease)
($ in millions)	4Q 2023	4Q 2022	Amount	3Q 2023	Amount
Net cash provided by (used in) operating activities	$29.3	$(48.6)	$77.9	$45.8	$(16.5)
Non-development capital expenditures, net	41.5	39.3	2.2	47.2	(5.7)
Adjusted Free Cash Flow (3)	(21.5)	(103.6)	82.1	2.5	(24.0)

(3)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

•Net cash provided by (used in) operating activities.
•4Q 2023 vs 4Q 2022: The increase in net cash provided by operating activities was primarily attributable to an increase in resident fee revenue compared to the prior year period and $31.6 million paid during the fourth quarter of 2022 for previously deferred payroll taxes for 2020 pursuant to the Coronavirus Aid, Relief, and Economic Security Act of 2020, partially offset by an increase in debt interest expense compared to the prior year period.
•4Q 2023 vs 3Q 2023: The decrease in net cash provided by operating activities was primarily attributable to an increase in cash paid for real estate taxes compared to the prior period reflecting the impact of the timing of annual payments for real estate taxes, partially offset by a decrease in facility operating expense compared to the prior period.

•Non-development capital expenditures, net.
•4Q 2023 vs 4Q 2022: The increase in non-development capital expenditures, net of lessor reimbursements, was primarily attributable to an increase in replacements of major building systems at the Company's owned communities compared to the prior year period, partially offset by a decrease in remediation costs at the Company's communities resulting from natural disasters compared to the prior year period primarily from the impact of Hurricane Ian.
•4Q 2023 vs 3Q 2023: The decrease in non-development capital expenditures, net of lessor reimbursements, was primarily attributable to an $8.1 million increase in reimbursements from lessors and a decrease in remediation costs at the Company's communities resulting from natural disasters compared to the prior period, partially offset by an increase in replacements of major building systems at the Company's owned communities compared to the prior period.

•Adjusted Free Cash Flow.
•4Q 2023 vs 4Q 2022: The $82.1 million change in Adjusted Free Cash Flow was primarily attributable to the increase in net cash provided by operating activities and an increase in property and casualty insurance proceeds compared to the prior year period.
•4Q 2023 vs 3Q 2023: The $24.0 million change in Adjusted Free Cash Flow was primarily attributable to the decrease in net cash provided by operating activities and a decrease in property and casualty insurance proceeds compared to the prior period.

•Total liquidity. Total liquidity of $340.7 million as of December 31, 2023 included $278.0 million of unrestricted cash and cash equivalents, $29.8 million of marketable securities, and $32.9 million of availability on the Company's secured credit facility. Total liquidity as of December 31, 2023 decreased $64.8 million from September 30, 2023, primarily attributable to a beneficial financing transaction in which the Company obtained a $179.5 million loan to refinance $260.1 million of debt scheduled to mature in 2024 and negative $21.5 million of Adjusted Free Cash Flow, partially offset by $40.3 million of proceeds from the sale of assets and a $25.5 million increase in availability on the Company's secured credit facility.

			Year-Over-Year Increase / (Decrease)
($ in millions)	2023	2022	Amount
Net cash provided by (used in) operating activities	$162.9	$3.3	$159.6
Non-development capital expenditures, net	216.5	168.2	48.3
Adjusted Free Cash Flow (3)	(47.6)	(201.4)	153.8

TRANSACTION AND FINANCING UPDATE

In December 2023, the Company completed two financing transactions, which refinanced all of its remaining 2024 debt maturities. After giving effect to these transactions, the Company's next debt maturity without extension options is September 2025. In the first transaction, the Company obtained $179.5 million of debt secured by non-recourse first mortgages on 47 communities, which also continue to secure $580.4 million of additional outstanding mortgages with a later maturity. The $179.5 million loan bears interest at a fixed rate of 5.97% and matures in 2031. The facility includes certain "borrow-up" provisions, which the Company expects will enable it to obtain additional funding in 2024 under the loan based on the performance of the underlying communities. At the closing, the Company repaid $260.1 million of debt under the facility, which was scheduled to mature in 2024, using proceeds from the $179.5 million loan and cash on hand. In the second transaction, the Company amended its revolving credit agreement to provide an expanded commitment of up to $100.0 million which can be drawn in cash or as letters of credit and represents a $20.0 million increase from the previously existing commitment.

In December 2023, the Company sold its remaining 20% equity interest in its Health Care Services unconsolidated venture and received proceeds of $27.4 million. The Company recognized a non-cash impairment charge of $26.0 million as a result of the Company's decision to sell its equity interest prior to the recovery of its market value.

On November 1, 2023, the Company completed the sale of a continuing care retirement community, for which the Company received cash proceeds of $12.7 million, net of transaction costs, at closing.

During the fourth quarter of 2023, the Company completed the termination of its triple-net lease obligations on 18 communities for which the leases were scheduled to expire on December 31, 2023.

On February 9, 2024, the Company obtained $50.0 million of debt secured by first priority mortgages on 11 communities. The loan bears interest at a variable rate equal to the Secured Overnight Financing Rate ("SOFR") plus a margin of 350 basis points. The debt matures in February 2027 with two one-year renewal options, exercisable subject to certain performance criteria.

2024 OUTLOOK

For the first quarter 2024, the Company is providing the following guidance:

First Quarter 2024 Guidance
RevPAR year-over-year growth	6.25% - 6.75%
Adjusted EBITDA	$90 million to $95 million

In the aggregate, the Company expects its full-year 2024 non-development capital expenditures, net of anticipated lessor reimbursements, to be approximately $180.0 million.

This guidance excludes future acquisition or disposition activity. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at brookdaleinvestors.com supplemental information relating to the Company's fourth quarter and full year 2023 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the fourth quarter and full year 2023 on February 21, 2024 at 9:00 AM ET. The conference call can be accessed by dialing (833) 470-1428 (from within the U.S.) or (929) 526-1599 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "347329".

A webcast of the conference call will be available to the public on a listen-only basis at brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on February 28, 2024 by dialing (866) 813-9403 (from within the U.S.) or +44 (204) 525-0658 (from outside of the U.S.) and referencing access code "708692".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care, connection, and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, make new friends, and stay connected with loved ones. Brookdale, through its affiliates, operates and manages 652 communities in 41 states as of December 31, 2023, with the ability to serve approximately 59,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or YouTube at youtube.com/BrookdaleLiving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR
Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief, or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions, and include statements regarding the Company's expected financial and operational results. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the effects of senior housing construction and development, lower industry occupancy, and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; the impacts of the COVID-19 pandemic, including on the nation's economy and debt and equity markets and the local economies in our markets, and on us and our business, results of operations, cash flow, revenue, expenses, liquidity, and our strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the pace and consistency of recovery from the pandemic and any resurgence or variants of the disease; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company's debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the inability to renew, restructure, or extend leases, or exercise purchase options at or prior to the end of any existing lease term; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates (including due to general labor market conditions), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; negative publicity with respect to any lawsuits, claims, or other legal or regulatory proceedings; costs to respond to, and adverse determinations resulting from, government inquiries, reviews, audits, and investigations; the cost and difficulty of complying with increasing and evolving regulation, including new disclosure obligations; changes in, or its failure to comply with, employment-related laws and regulations; the risks associated with current global economic conditions and general economic factors on the Company and the Company's business partners such as inflation, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, tax rates, geopolitical tensions or conflicts, and uncertainty surrounding federal elections; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022
Resident fees	$716,582	$657,919	$2,857,270	$2,585,529
Management fees	2,508	2,395	10,161	12,020
Reimbursed costs incurred on behalf of managed communities	35,393	35,348	139,325	147,361
Other operating income	—	4,923	9,073	80,469
Total revenue and other operating income	754,483	700,585	3,015,829	2,825,379

Facility operating expense (excluding facility depreciation and amortization of $81,034, $82,623, $317,581, and $324,904, respectively)	530,464	531,667	2,129,800	2,083,605
General and administrative expense (including non-cash stock- based compensation expense of $3,019, $3,559, $11,985, and $14,466, respectively)	41,873	40,385	178,894	168,594
Facility operating lease expense	52,626	40,875	202,410	165,294
Depreciation and amortization	87,398	88,215	342,712	347,444
Asset impairment	30,966	12,256	40,572	29,618
Loss (gain) on sale of communities, net	—	(73,850)	(36,296)	(73,850)
Costs incurred on behalf of managed communities	35,393	35,348	139,325	147,361
Income (loss) from operations	(24,237)	25,689	18,412	(42,687)

Interest income	5,382	3,870	23,146	6,935
Interest expense:
Debt	(53,788)	(47,689)	(209,772)	(157,869)
Financing lease obligations	(4,995)	(12,093)	(21,950)	(48,061)
Amortization of deferred financing costs	(1,947)	(1,856)	(7,696)	(6,446)
Change in fair value of derivatives	(3,986)	(1,618)	1,144	7,659
Gain (loss) on debt modification and extinguishment, net	(2,702)	(1,357)	(2,702)	(1,357)
Equity in earnings (loss) of unconsolidated ventures	(840)	(1,429)	(3,996)	(10,782)
Non-operating gain (loss) on sale of assets, net	581	(16)	1,441	595
Other non-operating income (loss)	5,175	10,375	21,687	12,114
Income (loss) before income taxes	(81,357)	(26,124)	(180,286)	(239,899)
Benefit (provision) for income taxes	(9,813)	473	(8,784)	1,559
Net income (loss)	(91,170)	(25,651)	(189,070)	(238,340)
Net (income) loss attributable to noncontrolling interest	14	14	59	(87)
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(91,156)	$(25,637)	$(189,011)	$(238,427)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.40)	$(0.13)	$(0.84)	$(1.25)

Weighted average shares used in computing basic and diluted net income (loss) per share	225,427	202,245	225,209	190,463

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2023	December 31, 2022
Cash and cash equivalents	$277,971	$398,850
Marketable securities	29,755	48,680
Restricted cash	41,341	27,735
Accounts receivable, net	48,393	55,761
Prepaid expenses and other current assets, net	80,908	106,067
Total current assets	478,368	637,093
Property, plant and equipment and leasehold intangibles, net	4,330,629	4,535,702
Operating lease right-of-use assets	670,907	597,130
Other assets, net	93,531	167,137
Total assets	$5,573,435	$5,937,062

Current portion of long-term debt	$41,463	$66,043
Current portion of financing lease obligations	1,075	24,059
Current portion of operating lease obligations	192,631	176,758
Other current liabilities	364,947	374,345
Total current liabilities	600,116	641,205
Long-term debt, less current portion	3,655,850	3,784,099
Financing lease obligations, less current portion	150,774	224,801
Operating lease obligations, less current portion	683,876	616,973
Other liabilities	77,666	85,831
Total liabilities	5,168,282	5,352,909
Total Brookdale Senior Living Inc. stockholders' equity	403,664	582,605
Noncontrolling interest	1,489	1,548
Total equity	405,153	584,153
Total liabilities and equity	$5,573,435	$5,937,062

Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2023	2022
Cash Flows from Operating Activities
Net income (loss)	$(189,070)	$(238,340)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt modification and extinguishment, net	2,702	1,357
Depreciation and amortization, net	350,408	353,890
Asset impairment	40,572	29,618
Equity in (earnings) loss of unconsolidated ventures	3,996	10,782
Distributions from unconsolidated ventures from cumulative share of net earnings	430	561
Amortization of entrance fees	(732)	(2,307)
Proceeds from deferred entrance fee revenue	477	4,222
Deferred income tax (benefit) provision	7,590	(1,324)
Operating lease expense adjustment	(45,739)	(34,896)
Change in fair value of derivatives	(1,144)	(7,659)
Loss (gain) on sale of assets, net	(37,737)	(74,445)
Non-cash stock-based compensation expense	11,985	14,466
Property and casualty insurance income	(18,920)	(11,379)
Other non-operating (income) loss	(2,542)	—
Changes in operating assets and liabilities:
Accounts receivable, net	7,380	(4,624)
Prepaid expenses and other assets, net	21,629	(21,240)
Trade accounts payable and accrued expenses	2,448	(27,185)
Refundable fees and deferred revenue	(654)	(1,934)
Operating lease assets and liabilities for lessor capital expenditure reimbursements	9,844	13,718
Net cash provided by (used in) operating activities	162,923	3,281
Cash Flows from Investing Activities
Purchase of marketable securities	(174,476)	(263,669)
Sale and maturities of marketable securities	197,100	398,752
Capital expenditures, net of related payables	(233,205)	(196,924)
Acquisition of assets, net of cash acquired	(574)	(6,004)
Investment in unconsolidated ventures	(7,589)	(218)
Distributions received from unconsolidated ventures	—	966
Proceeds from sale of assets, net	83,526	4,653
Property and casualty insurance proceeds	24,704	—
Purchase of interest rate cap instruments	(12,454)	(1,632)
Proceeds from interest rate cap instruments	9,890	788
Other	(286)	(4,141)
Net cash provided by (used in) investing activities	(113,364)	(67,429)
Cash Flows from Financing Activities
Proceeds from debt	205,549	254,259
Repayment of debt and financing lease obligations	(367,242)	(281,185)
Proceeds from issuance of tangible equity units	—	139,438
Payment of financing costs, net of related payables	(10,831)	(7,077)
Payments of employee taxes for withheld shares	(1,915)	(4,293)
Other	—	(760)
Net cash provided by (used in) financing activities	(174,439)	100,382
Net increase (decrease) in cash, cash equivalents, and restricted cash	(124,880)	36,234
Cash, cash equivalents, and restricted cash at beginning of period	474,548	438,314
Cash, cash equivalents, and restricted cash at end of period	$349,668	$474,548

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, operating lease expense adjustment, non-cash stock-based compensation expense, gain/loss on sale of communities, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry; and (iv) the Company uses the measure for components of executive compensation.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The tables below reconcile Adjusted EBITDA from net income (loss).

	Three Months Ended
(in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Net income (loss)	$(91,170)	$(48,811)	$(25,651)
Provision (benefit) for income taxes	9,813	(1,876)	(473)
Equity in (earnings) loss of unconsolidated ventures	840	1,426	1,429
Loss (gain) on debt modification and extinguishment, net	2,702	—	1,357
Non-operating loss (gain) on sale of assets, net	(581)	—	16
Other non-operating (income) loss	(5,175)	(10,166)	(10,375)
Interest expense	64,716	59,412	63,256
Interest income	(5,382)	(6,323)	(3,870)
Income (loss) from operations	(24,237)	(6,338)	25,689
Depreciation and amortization	87,398	85,932	88,215
Asset impairment	30,966	9,086	12,256
Loss (gain) on sale of communities, net	—	—	(73,850)
Operating lease expense adjustment	(11,919)	(11,458)	(9,567)
Non-cash stock-based compensation expense	3,019	2,893	3,559
Transaction and organizational restructuring costs	96	105	262
Adjusted EBITDA(5)	$85,323	$80,220	$46,564

(5)    Adjusted EBITDA includes a $2.6 million and $4.9 million benefit for the three months ended September 30, 2023 and December 31, 2022, respectively, of government grants and credits recognized in other operating income.

	Years Ended December 31,
(in thousands)	2023	2022
Net income (loss)	$(189,070)	$(238,340)
Provision (benefit) for income taxes	8,784	(1,559)
Equity in (earnings) loss of unconsolidated ventures	3,996	10,782
Loss (gain) on debt modification and extinguishment, net	2,702	1,357
Non-operating loss (gain) on sale of assets, net	(1,441)	(595)
Other non-operating (income) loss	(21,687)	(12,114)
Interest expense	238,274	204,717
Interest income	(23,146)	(6,935)
Income (loss) from operations	18,412	(42,687)
Depreciation and amortization	342,712	347,444
Asset impairment	40,572	29,618
Loss (gain) on sale of communities, net	(36,296)	(73,850)
Operating lease expense adjustment	(45,739)	(34,896)
Non-cash stock-based compensation expense	11,985	14,466
Transaction and organizational restructuring costs	3,892	1,210
Adjusted EBITDA(6)	$335,538	$241,305

(6)    Adjusted EBITDA includes a $9.1 million and $80.5 million benefit for the years ended December 31, 2023 and 2022, respectively, of government grants and credits recognized in other operating income.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The tables below reconcile Adjusted Free Cash Flow from net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Net cash provided by (used in) operating activities	$29,294	$45,763	$(48,562)
Net cash provided by (used in) investing activities	22,383	(31,837)	(9,936)
Net cash provided by (used in) financing activities	(105,285)	(19,232)	138,229
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(53,608)	$(5,306)	$79,731

Net cash provided by (used in) operating activities	$29,294	$45,763	$(48,562)
Changes in prepaid insurance premiums financed with notes payable	(6,530)	(6,474)	(5,552)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(7,600)	—	(4,494)
Non-development capital expenditures, net	(41,536)	(47,248)	(39,335)
Property and casualty insurance proceeds	5,168	10,747	—
Payment of financing lease obligations	(251)	(244)	(5,615)
Adjusted Free Cash Flow (7)	$(21,455)	$2,544	$(103,558)

(7)     Adjusted Free Cash Flow includes:
•$0.3 million, $2.7 million, and $1.4 million benefit for the three months ended December 31, 2023, September 30, 2023, and December 31, 2022, respectively, from government grants and credits received.
•$0.1 million, $0.1 million, and $0.3 million for the three months ended December 31, 2023, September 30, 2023, and December 31, 2022, respectively, for transaction and organizational restructuring costs.

	Years Ended December 31,
(in thousands)	2023	2022
Net cash provided by (used in) operating activities	$162,923	$3,281
Net cash provided by (used in) investing activities	(113,364)	(67,429)
Net cash provided by (used in) financing activities	(174,439)	100,382
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(124,880)	$36,234

Net cash provided by (used in) operating activities	$162,923	$3,281
Distributions from unconsolidated ventures from cumulative share of net earnings	(430)	(561)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(9,844)	(13,718)
Non-development capital expenditures, net	(216,511)	(168,166)
Property and casualty insurance proceeds	24,704	—
Payment of financing lease obligations	(8,473)	(22,221)
Adjusted Free Cash Flow (8)	$(47,631)	$(201,385)

(8)     Adjusted Free Cash Flow includes:
•$28.3 million and $69.5 million benefit for the years ended December 31, 2023 and 2022, respectively, from government grants and credits received.
•$3.1 million recoupment for the year ended December 31, 2022 of accelerated/advanced Medicare payments.
•$31.6 million paid during the year ended December 31, 2022 for deferred payroll taxes for the year ended December 31, 2020.
•$3.9 million and $1.2 million for the years ended December 31, 2023 and 2022, respectively, for transaction and organizational restructuring costs.

Contact:
Jessica Hazel
VP Investor Relations
(615) 564-8104
Jessica.Hazel@brookdale.com